Ex 2. Plan of Acquisition

                                                                    Attachment 1

                    LUCAS TRUCK, INC - ACQUISITION AGREEMENT

THIS AGREEMENT MADE this 26th day of October 2001 by and among TS&B HOLDINGS,
INC., ("TSBB"), a Utah corporation; and John Lucas, located at 5177 Crater Lake
Highway, Medford, OR, 97502 ("LUCAS") and Lucas Truck & Equipment Sales, Inc.
("LUCAS TRUCK"). LUCAS and LUCAS TRUCK collectively and jointly referred to herein as "SELLER"). TSBB and SELLER collectively referred to as PARTIES.

WHEREAS, SELLER owns 100% of all of the issued and outstanding stock of Lucas
Truck & Equipment Sales Inc., in the State of Oregon, a privately held company in the retail truck and equipment business with existing Volvo, Mack Truck,
Western Star, TransCraft and Hino (Toyota) franchises (said business collectively referred to as SELLER), and is interested in selling said business to TSBB, and

WHEREAS, TSBB is a publicly traded company in the financial services business and interested in purchasing SELLER, and

WHEREAS, TSBB and SELLER have had certain discussions regarding an investment by
TSBB in SELLER, which the Parties now wish to reduce to writing in this
Agreement.

NOW, THEREFORE IN CONSIDERATION OF THE MUTUAL PROMISES, REPRESENTATIONS, AND
COVENANTS CONTAINED HEREIN, AND OTHER GOOD AND VALUABLE CONSIDERATION, THE
PARTIES AGREE AS FOLLOWS:

Article 1.   Purchase. At Closing, TSBB shall acquire One Hundred Percent
(100%) of all of the issued and outstanding capital stock (fully paid and non-assessable) of the SELLER, the amount of One hundred Thousand (100,000)
common shares ("Shares") of SELLER for the total purchase price of One Million
Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) USD ("Purchase Price")
payable at Closing as follows:

     a)   Six Hundred Thousand (600,000) share(s) of restricted Common Stock
          (fully paid and non-assessable) in TSBB with an agreed value of Two and 50/100 Dollars ($2.50) USD ("Stock") totaling One Million Five
          Hundred Thousand and 00/100 Dollars ($1,500,000) USD. Said Stock shall be subject to a Put & Call Agreement executed  simultaneously herewith in substantially the same form as Exhibit "A".

Article 2.   Closing. The Closing shall take place on November 9, 2001
("Closing") at the offices of TSBB. At Closing, the Parties shall deliver all information and documents necessary or reasonably required by the Parties to fulfill their respective obligations hereunder.

Article 3.   Stock Legend. The Parties agree that certificates evidencing
Stock acquired hereunder, constitutes "restricted stock" as that term is defined under Rule 144 promulgated under the Securities and Exchange Act of 1933, as amended ("1933 Act"), and shall bear the following Legend:

          THESE SECURITIES ARE NOT REGISTERED UNDER THE 1933 ACT OR ANY STATE
          SECURITIES ACT. THEY MAY NOT BE TRANSFERRED FOR VALUE UNLESS AND UNTIL
          THEY ARE REGISTERED UNDER ALL SUCH APPLICABLE ACTS OR SUCH TRANSFER
          SATISFIES APPLICABLE REGISTRATION EXEMPTIONS THEREUNDER. THE COMPANY
          WILL NOT TRANSFER THESE SECURITIES ON ITS BOOKS AND RECORDS WITHOUT AN
          OPINION OF COUNSEL, SATISFACTORY IN FORM AND SUBSTANCE TO COUNSEL FOR
          THE COMPANY, THAT SUCH TRANSFER DOES NOT VIOLATE THE 1933 ACT OR ANY
          STATE SECURITIES LAWS.

Article 4.   Employment Contract and Non-Compete and Operations. At Closing,
the Parties shall enter into an Employment Contract with John Lucas in substantially the same form as Exhibit "B". Said Employment Contract shall contain a Non-Compete provision, 3-Year Pro Formas and Business Plan as attachments and such other standard terms and conditions as are reasonable and customary in the trade.

Article 5.   Obligations Prior to Closing - Audit, Ongoing Due Diligence and
Change of Control. The Parties hereby agree that subsequent to the execution of this Agreement and prior to Closing:

     a)   TSBB shall obtain and pay for an SEC level audit of SELLER performed in accordance with GAAP and acceptable to TSBB ("Audit"). In the event an Audit cannot be completed by Closing, then the Closing shall be delayed until Ten (10) business days after acceptance of the Audit by
          TSBB.  In the event the auditor is unable to obtain an Audit for
          SELLER, that is acceptable to TSBB, then this Agreement shall be null and void and without any recourse whatsoever against any Party.

     b)   TSBB shall conduct such further Due Diligence as it deems in its sole discretion to be reasonably necessary for Closing.

     c)   The Parties hereby acknowledge and agree that this Agreement and the transaction contemplated  by it are not a "change of control" as that term is customarily used in finance. In any event, SELLER shall obtain and deliver at Closing, any fully executed Waivers or Consents deemed reasonably necessary and appropriate by SELLER and/or TSBB in connection with this provision.

Article 6.   Continuing Warranties of SELLER. SELLER hereby warrants and represents to TSBB:

     a)   That the total amount of all issued and outstanding stock of SELLER at the date of this Agreement is one hundred (100) shares.  Further,
          SELLER, is duly incorporated and in good standing as a corporation under the laws of the jurisdiction of its incorporation.

     b)   At Closing, Shares shall be fully paid and non-assessable, and free and clear of any liens, charges or encumbrances.  Further, there is no preferred stock of SELLER issued or outstanding or authorized.
          Further, there are no warrants, options, convertible stock, bonds, debentures, or other similar financial obligations or instruments of
          SELLER, authorized, outstanding or issued except as set forth on
          Exhibit "C".

     c)   The financial statements of SELLER are complete and accurately reflect the financial condition of the SELLER and there are no material adverse changes in the business of the SELLER since the date of said statements that have not already been disclosed in writing.  In addition, attached hereto and made a part hereof as Exhibit "D", is a complete and accurate list of any and all contracts or commitments
          (written or oral) of SELLER in excess of Ten Thousand and 00/100
          Dollars ($10,000.00) USD in the aggregate.

     d)   There are no claims, demands, proceedings, delinquencies, defaults, obligations, suits, threats of suit, seizure, or foreclosure, including but not limited to defaults  under any Volvo, Mack Truck,
          Western Star, TransCraft and Hino (Toyota) Franchise or Floor Plan
          agreements, against SELLER except as set forth on Exhibit "E".

     e)   There are no accrued, unpaid or deferred, compensation, benefits, notes, or loans due SELLER's shareholders, officers, employees, or directors as of the Closing, except as set forth on Exhibit "F".

This Agreement and the financial statements provided herewith in this Article and the warranties and representations are ongoing warranties by SELLER and shall survive the Closing of this Agreement.

Article 7.   Obligations after Closing.

               a) TSBB shall within Twelve (12) months after Closing relieve, assume, substitute or replace with similar or better terms and conditions, any and all personal liability of John Lucas in connection with SELLER.  Said personal liability of SELLER shall be for all financing of SELLER, including but not limited to
               SELLER's loans, leases, and floor-planning.

               b) Further, TSBB shall within Forty-Five (45) days after Closing arrange for working capital or line of credit for Lucas Truck in the amount of Two Hundred Fifty Thousand and 00/100 Dollars
               ($250,000) USD.

Article 8.   Indemnification and Hold Harmless. SELLER shall indemnify and hold harmless TSBB against any and all undisclosed liabilities of SELLER not set forth in this Agreement or the Exhibits provided herewith. This indemnification and hold harmless shall survive the Closing.

Article 9.   Default and Cure. In the event a Party to this Agreement, fails or refuses to perform its respective obligations under this Agreement in a timely manner, then one Party may give Notice hereunder to the defaulting Party of default hereunder ("Default Notice"). Said Default Notice shall set forth with sufficient specificity and particularity the details of said default. The
Party to whom said Default Notice is given shall have Thirty (30) days from the date of the delivery of the Default Notice to either (a) cure the deficiencies set forth in the Default Notice or (b) give written Reply to the Notice setting forth with particularity the reasons for the nonexistence of default or inability to cure the default(s). In the event the default(s) is not cured and the Parties cannot resolve their dispute through negotiations within Thirty (30)
days of the Reply, then the Parties shall submit the dispute to binding arbitration under this agreement.

Article 10.   Term, Termination and Effective Date. The effective date of this Agreement shall be from and after Closing. This Agreement shall remain in full force and effect, unless terminated by mutual agreement of the Parties.

Article 11.   Legal Counsel. Both Parties hereby acknowledge and agree they had full opportunity to seek legal counsel of their own choosing prior to execution of this Agreement.

Article 12.   Brokers and Indemnity. Both Parties hereby acknowledge and agree that there are no brokers, agents, or finders entitled to compensation or commission upon the closing of this Agreement except _____None_____ ("Broker")
to be paid by SELLER. SELLER shall indemnify and hold harmless TSBB for any and all liability from said Broker, if any.

Article 13.   Securities Laws and Regulation and Taxation. Both Parties
hereby agree and acknowledge that the transfer of securities pursuant to this
Agreement shall constitute an exempt isolated transaction and the securities received in such transfer and exchange do not have to be registered under
Federal or State securities laws and regulations. Further, it is the express intent of the Parties that this Agreement, and the transactions contemplated by it, be treated as tax free to the extent possible under the IRS Code of 1986
(and regulations thereto).

Article 14.   Costs. The Parties shall bear their own legal and other costs in connection with the making and closing of this Agreement.

Article 15.   STANDARD TERMS and CONDITIONS and EXHIBITS. THE PARTIES AGREE
EXHIBIT "G" ATTACHED HERETO ON STANDARD TERMS AND CONDITIONS ARE DEEMED PART OF
THIS AGREEMENT FOR ALL PURPOSES AS THOUGH FULLY SET FORTH HEREIN. FURTHER, THE
PARTIES AGREE AND ACKNOWLEDGE THAT ANY OTHER EXHIBITS, ATTACHMENTS, OR SCHEDULES
THAT ARE MADE A PART OF THIS AGREEMENT OR PROVIDED IN CONNECTION WITH THIS
AGREEMENT ARE DEEMED TO BE A PART OF THIS AGREEMENT FOR ALL PURPOSES.

IN WITNESS WHEREOF, THE PARTIES HAVE CAUSED THIS ACQUISITION AGREEMENT TO BE
EXECUTED IN THEIR NAMES AND/OR BY AND THROUGH THEIR PROPERLY AND DULY AUTHORIZED
REPRESENTATIVES ON THE DATE FIRST ABOVE WRITTEN.

SELLER:

----------------------------------------------
John Lucas,
individually and Shareholder of
Lucas Truck & Equipment Sales, Inc.

Lucas Truck & Equipment Sales, Inc.

By:  ______________________________________________
      John Lucas
      Its President

TSBB:
TS&B Holdings, Inc.

By:  ______________________________________________
      Roy Y. Salisbury
      Its CEO

                                    EXHIBIT A

                          PUT & CALL OPTIONS AGREEMENT

THIS PUT & CALL AGREEMENT made this 26th day of October 2001 between
TransAtlantic Surety & Bond Company, Ltd., ("Surety & Bond"), a United Kingdom
corporation, and John Lucas, ("Lucas"), an Oregon corporation. Surety & Bond and
Lucas collectively referred to as Parties.

                                    RECITALS

A. TS&B Holdings, Inc., ("TSBB") and Lucas are Parties to a certain Acquisition
Agreement (the "Acquisition Agreement") pursuant to which TSBB agreed to purchase the Shares of Lucas, and, in consideration thereof, TSBB issued to
Lucas, Six Hundred Thousand (600,000) common shares of TSBB ("Stock").

B. Pursuant to the Acquisition Agreement, TSBB has agreed to grant Lucas the right to cause the Stock acquired thereunder to be repurchased by Surety & Bond under certain terms and conditions, and also Lucas has agreed to grant Surety &
Bond the right to call all the Stock in the event of a Put by Lucas hereunder.
This Agreement is intended to create such rights and to set forth the terms and conditions under which they may be exercised.

NOW THEREFORE, in consideration of the mutual agreements, covenants and provisions herein contained, the Parties agree as follows:

Article 1. DEFINITIONS. Capitalized terms used in this Agreement and not otherwise defined herein have the meaning ascribed to them in the Acquisition
Agreement. In addition, the following terms with the first letter of the term capitalized have the following meanings:

     (a)  "1933 ACT" means the Securities Act of 1933, as amended.

     (b)  "ACQUISITION AGREEMENT" means the Acquisition Agreement of even date herewith between Lucas and TSBB.

     (c)  "ANNIVERSARY" means the third anniversary of the Closing Date of the
         Acquisition Agreement.

     (d)  "CALL OPTION" means Surety & Bond's right to acquire Stock in whole or in part, in the event of a Put by Lucas hereunder.

     (e)  "CALL PRICE" means the share price of Stock at the most recent close of the market on the date of the Call Notice.

     (f)  "EXERCISE NOTICE" means a written  notice from Lucas to Surety & Bond exercising the Put Option, which specifies the number of shares of
          Stock with respect to which the Put Option is being exercised.

     (g)  "EXERCISE PRICE" means the price payable by Surety & Bond upon exercise of the Put Option, which shall be Two and Seventy-Five/100
          Dollars ($2.75) per share of Stock exercised hereunder.

     (h)  "MARKET" means the NASDAQ Bulletin Board or such other main  market upon which TSBB is traded.

     (i)  "PUBLIC EQUITY OFFERING" means a best efforts commitment underwritten sale of TSBB common stock to the public by TSBB pursuant to an effective registration statement under the 1933 Act.

     (j)  "PUT NOTICE" means a written notice from Lucas to Surety & Bond demanding that Surety & Bond purchase the number of shares of stock specified in the Put Notice.

     (k)  "PUT OPTION" means Lucas's right to require Surety & Bond, on the terms and conditions set forth herein, to repurchase shares of Stock in whole or in part.

     (l)  "PUT PERIOD," means the Thirty (30) day period following the Third
          Anniversary of the Closing Date.

     (m)  "PUT PRICE" means a price equal to the difference, if any, between the
          Bid price of Stock at the most recent market closing share price on the date of the Put Notice and Two and Seventy-Five/100 Dollars
          ($2.75), multiplied by the number of shares of Stock to be purchased.

     (n)  "SEC" means the U. S. Securities and Exchange Commission.

     (o)  "STOCK" means the Six  Hundred Thousand (600,000) shares of TSBB acquired under the Acquisition Agreement.

Article 2.  RIGHT TO PUT STOCK and PURCHASE.

     (a)  GRANT OF RIGHT. Surety & Bond hereby grants Lucas the Put Option.

     (b)  TIME OF  EXERCISE.  Lucas may  exercise the Put Option only during the
          Put Period.

     (c)  LIMITATION ON EXERCISE.  The Put Option may not be exercised if, prior to such exercise,

          (i)  Within Thirty (30) days prior to the Anniversary, the price of
          TSBB closes at Two and Seventy-Five/100 Dollars ($2.75) for Twenty
          (20) trading days with daily trading volume of at least Fifty Thousand
          (50,000) shares, or

          (ii) TSBB has filed a registration statement for a Public Equity
          Offering, or

          (iii)Lucas has filed a registration statement for Stock, or

          (iv) Lucas has sold or transferred any Stock, prior to the Put Period,
          or

          (v) There is non-performance by John Lucas under Article 26 of that certain Employment Agreement of even date (Exhibit "B").

     (d)  MANNER OF EXERCISE. Lucas may exercise the Put Option by delivering to
          Surety & Bond a Put Notice.  Any Put Notice will be effective only if delivered during the Put Period.

     (e)  CLOSING OF PURCHASE.  The Closing of any purchase by Surety & Bond of
          Stock pursuant to any exercise of the Put Option shall be held at the offices of Surety & Bond on a date agreed to by Surety & Bond and
          Lucas, but not later than Ninety (90) days after delivery by Lucas to
          Surety & Bond of the Put Notice relating to the Stock to be purchased.
          At the Closing:

          (i) Lucas will deliver to Surety & Bond the certificates representing the Stock to be purchased, duly endorsed for transfer or accompanied by stock powers with signatures guaranteed, or DTC delivery instructions for transfer of same to Surety & Bond coordinates.

          (ii) Lucas will provide Surety & Bond with certification, in a form acceptable to Surety & Bond's counsel, that the Stock conveyed is free and clear of all liens, encumbrances, charges and other claims.

          (iii) Surety & Bond will deliver the Put Price to Lucas in immediately available funds.

Article 3.  CALL OPTION.

          (a) GRANT OF OPTION.  Lucas hereby grants to Surety & Bond a Call
          Option for Stock at the Call Price. The Call Option, if exercised, may be exercised in whole by Surety & Bond even though Lucas's Put was in part.

          (b) TIME OF EXERCISE OF OPTION.  The Call Option shall be effective by
          Surety & Bond, only if exercised within Sixty (60) days of the receipt of the Put Notice by Lucas.

          (c) METHOD OF EXERCISE. The Call Option shall be exercised by delivery of a Call Notice to Lucas.

               (i) CLOSING OF PURCHASE.  The Closing of any purchase of Stock pursuant to exercise of the Call Option shall be held at the offices of Surety & Bond on a date agreed to by Surety & Bond and
               Lucas, but not later than  Ninety (90) days after delivery by
               Surety & Bond to Lucas of the Call Notice relating to the Stock.
               At the Closing:

                    (1) Lucas will deliver to Surety & Bond certificates
                    representing Stock to be purchased, duly endorsed for
                    transfer or accompanied by stock powers with signatures
                    guaranteed or DTC delivery instructions for transfer of same to Surety & Bond's coordinates.

                    (2) Surety & Bond will deliver the Call Price to Lucas in
                    immediately available funds.

                    (3) Lucas will provide Surety & Bond with certification, in a form acceptable to Surety & Bond's counsel, that the Stock conveyed is free and clear of all liens, encumbrances,
                    charges and other claims.

Article 4.  MISCELLANEOUS.

          (a)  STANDARD TERMS & CONDTIONS. THE PARTIES AGREE THAT EXHIBIT "G"
          ATTACHED HERETO ON STANDARD TERMS AND CONDITIONS ARE DEEMED A PART OF
          THIS AGREEMENT FOR ALL PURPOSES AS THOUGH FULLY SET FORTH HEREIN.
          FURTHER, THE PARTIES AGREE AND ACKNOWLEDGE THAT ANY OTHER EXHIBITS,
          ATTACHMENTS, OR SCHEDULES THAT ARE MADE A PART OF THIS AGREEMENT OR
          PROVIDED IN CONNECTION WITH THIS AGREEMENT ARE DEEMED TO BE A PART OF
          THIS AGREEMENT FOR ALL PURPOSES.

          (b)  ASSIGNMENT.  The Parties shall not assign or transfer their respective rights and obligations under this Agreement without the written consent of the other Party.

          (c)  NOTICES.  Any and all notices and other communications hereunder shall be in writing addressed to the Parties at the addresses specified below or such other addresses as either party may direct by notice given in accordance with this section, and shall be delivered in one of the following manners (i) by personal delivery, in which case notice shall be deemed to have been duly given when delivered;
          (ii) by certified  mail, return receipt requested, with postage prepaid, in which case notice shall be deemed to have been duly given on the date indicated on the return receipt; (iii) by reputable delivery service (including, by way of example and not limitation,
          Federal Express, UPS and DHL) which makes a record of the date and time of delivery, in which case notice shall be deemed to have been duly given on the date indicated on the delivery service's record of delivery; or (iv) by fax transmission to the fax numbers given below, with confirmation of good receipt and confirmed by letter to the addresses set forth below, in which case notice shall be deemed to have been duly given on the date indicated fix the confirmation of fax transmission (or) the next Business Day if such date is not a Business
          Day or the transmission is made after business hours):

          If to Lucas:                          If to Surety & Bond:

                                                c/o TransAtlantic Finance, Ltd.
          John Lucas                            Attn:  Charles Giannetto, Esq.
          5177 Crater Lake Highway              5703 Red Bug Lake Road, Suite 226
          Medford, OR  97502                    Winter Springs, FL  32708
          Facsimile 541-774-1366                Facsimile 413-254-4663

          with a copy to:

          Lucas Truck
          P.O. Box 2910
          White City, OR  97503

IN WITNESS WHEREOF, the Parties hereto have duly executed this Put & Call
Options Agreement as of the day and year first above written.

Surety & Bond:
TransAtlantic Surety & Bond Company, Ltd.

By:  _____________________________________________
      Roy Y. Salisbury
      Its Chairman

LUCAS TRUCK and EQUIPMENT SALES, INC.:

By:  _____________________________________________
      John Lucas
      Its President

                                    EXHIBIT B

                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") made this _____ day of November 2001 by and between Lucas Truck & Equipment Sales, Inc., an Oregon corporation with offices at 5177 Crater Lake Highway, Medford, OR, 97502 (the "Company" or
"Party") and John Lucas of _________________ (address) ___________________
("Employee" or "Party"). Company and Employee collectively referred to herein as
Parties.

WHEREAS, Employee was an employee, officer and director of Company, and

WHEREAS, Employee sold Company to TS&B Holdings, Inc. ("TSBB") pursuant to an
Acquisition Agreement between TSBB and Company dated October _____, 2001, and

WHEREAS, Employee and Company desire to memorialize their understandings with respect to the re-employment of Employee,

NOW THEREFORE, IN VIEW OF THE FOREGOING, AND IN FURTHER CONSIDERATION OF THE
MUTUAL PROMISES HEREINAFTER SET FORTH, THE PARTIES HERETO DO HEREBY AGREE AS
FOLLOWS:

Article 1.     EMPLOYMENT. Company agrees to employ Employee and Employee agrees to serve Company, during the term of employment described in Article 2 which may be extended pursuant to the terms described therein.

Article 2.     TERM. This Agreement shall continue for a period of Three (3)
years ("Term") from the date of this Agreement and shall be automatically renewed and extended, unless on or before Ninety (90) days prior to the conclusion of the Term or any extended term, Company or Employee gives written notice to the other of intention not to extend the Term, which will otherwise be automatically extended for further periods of One (1) year each. Company shall endeavor to provide notification to Employee that the Term has been so extended, but the failure to provide such notice shall not limit the rights of the Parties under this section.

Article 3.     DUTIES, POSITION and DEFINITIONS.

               FULL TIME.  Employee shall devote his/her full business time and best efforts to the business and affairs of Company and shall not be otherwise gainfully employed, except that Employee may have other business investments and participate in other business ventures which may, from time to time, require minor portions of
               Employee's time, but which shall not interfere or be inconsistent with Employee's duties hereunder and except that Employee may devote a reasonable amount of time to  attending to investments and the like.

               POSITION.  Employee shall serve as Company's President and Chief
               Executive Officer, and a Director and also a Director of the parent company, TSBB.

               DUTIES - GENERAL DESCRIPTION.  Employee has extensive experience as a manager in the Company's industry.  Based upon this
               experience, Employee shall perform various services for the
               Company as are customary in the industry and as directed from time to time by Company's Board of Directors, and as set forth in
               Exhibit "1".

               REPORTING.  Employee shall report as requested to the Board of
               Directors of Company.

               LOCATION. Employee shall be based in Oregon.

               TERRITORY.  Employee's geographic area of responsibilities shall be as determined by Company's business.

Article 4.    COMPENSATION. During the Term hereof, Company shall pay to
Employee an annual salary of One Hundred Twenty Three Thousand Six Hundred
Dollars ($123,600.00) USD payable on a bi-weekly basis or per the regular pay period of Company.

Article 5.    REIMBURSEMENT of EXPENSES. Employee is authorized to incur reasonable expenses for promoting the business of Company, limited to travel, and like expenses. All expenses shall be itemized on a standard Company form along with proof of the expenses furnished to Company's Treasurer/CFO/COO and
Employee shall upon such itemization, proof and approval by Employee's
Treasurer/CFO/COO, be reimbursed by the Company within Two (2) weeks after submittal by Employee.

Article 5a.   CAR ALLOWANCE/CELL PHONE. In addition, to the reimbursement of expenses referred to in Article 5 above, Employee shall have an allowance of
$_________ per month for all automobile expenses including without limitation rental payments, gasoline, maintenance expenses and the like and a fully paid cell phone.

Article 6.    VACATIONS. Employee shall be entitled each year to a paid
vacation as is the standard in the Employee Handbook of Company.

Article 7.    BENEFITS. Employee shall be entitled to the benefits listed on the Article 24, Schedule of Benefits herein and to such other fringe benefits as
Company may generally extend to executive employees of Company, including without limitation health and hospitalization for Employee and his family.

Article 8.    BONUS. Employee shall be paid an annual Bonus, as approved by the Company's Board of Directors as set forth herein in Article 25, Incentive
Programs.

Article 9.    TERMINATION. Except as set forth below, Employee's
employment hereunder may only be terminated by Company for just cause. Just cause shall include Employee's unexplained absence for a period of Five (5) days excluding absence resulting from injury or illness; Employee's failure to diligently perform the duties described herein and other responsibilities from time to time assigned by Company to Employee within the scope of his work; any breach by Employee under the terms of this Agreement that is not cured within
Fourteen (14) days after notice; any act by Employee of dishonesty, disloyalty or bad faith or any material action or series of actions which are contrary to the interest of the Company, that is not cured within Fourteen (14) days after notice. Company may terminate this Agreement (and be relieved of all further liability hereunder) at any time after Employee shall be absent from his employment, without explanation, for a continuous period of more than Ten days
(10) or for a non-continuous period of Thirty (30) days during any Three (3)
year period during the Term, excluding that created by injury or illness.

Article 10.   WARRANTY, REPRESENTATION and INDEMNIFICATION. Employee
represents he is not presently a party to any prior agreement or understanding with a former employer or with any other person or business or any other legal restriction or obligation which would in any manner prohibit, impede, or hinder
Employee's employment with or performance of Employee's duties in the course of employment by Company. Employee agrees that if the Company becomes party to any legal action resulting from a breach of this provision, Employee shall indemnify the Company for any and all costs of defending such action, including attorneys'
fees.

Article 11.   CONFIDENTIAL INFORMATION. Employee agrees both TSBB's and
Company's products, services, production techniques, product and service development, operating procedures, pricing structure, customer requirements, customer lists, "know-how", "show-how", marketing, and certain other information
(collectively "Company Confidential Information") are proprietary and confidential and are the property of Company. Employee further agrees that in order to enable Company to perform services for its customers, such customers may furnish to Company, confidential information concerning their business, property, methods of operation, or other data ("Customer Confidential
Information"). Employee agrees that the goodwill of Company depends upon, among other things, the Company, Employee and its other employees protecting such
Confidential Information. Company, TSBB and Customer Confidential Information is
collectively referred to in this Agreement as "Confidential Information".

Article 12.    NON-DISCLOSURE. Employee agrees, except as directed by Company,
Employee will not at any time, whether during or after his employment with
Company, disclose to any party or person or use any Confidential Information, or permit any person to examine and/or make copies of any documents which contain or are derived from Confidential Information, whether prepared by Employee or otherwise coming into Employee's possession or control, without the prior written permission of Company; unless such Confidential Information comes into the public domain through no action of Employee.

Article 13.    POSSESSION. Employee agrees that upon request by Company, and in any event upon termination of employment, Employee shall turn over to Company any and all documents, papers or other material in his possession (in any format) or under Employee's control which may contain or be derived from
Confidential Information, together with all documents, notes or other work product (in any format) which is connected with or derived therefrom in
Employee's possession. Employee agrees s/he shall have no proprietary interest in any work product, inventions, patents, or property, developed or used by
Employee and/or arising out of his/her employment by Company. Employee shall, from time to time, as may be requested by Company, do all things which may be necessary or appropriate to establish or document Company's ownership of any such work product, property, patents, and inventions, including, but not limited to, execution of appropriate assignments.

Article 14.    SOLICITATION of the COMPANY'S CUSTOMERS. Without limiting
anything contained elsewhere in this Agreement, if Employee's employment with the Company terminates for any reason, Employee shall not, for a period of One
(1) year from the date of termination, within the Territory, have any business dealings whatsoever, either directly or indirectly or through any business entity or associates with customers of the Company or its subsidiaries or any person or firm which has contacted or been contacted by the Company as a potential customer of the Company; and Employee shall keep in strictest confidence, both during the Employee's employment and subsequent to termination of employment, and shall not during the period of employment or at any time thereafter disclose or divulge to any person, firm or corporation, or use directly or indirectly, for Employee's own benefit or the benefit of others, any information which in good faith and good conscience ought to be treated as
Confidential Information including, without limitation, information relating to customer requirements and pricing and billing, customer contact lists or any other Confidential Information.

Article 15.    SOLICITATION of COMPANY'S EMPLOYEES. If Employee's employment with Company terminates for any reason, Employee shall not, for a period of One
(1) year from the date of termination, hire or attempt to hire, either directly or indirectly or through business entities or associates any employee of the
Company or its subsidiaries or affiliates.

Article 16.    INJUNCTIVE RELIEF and NON-COMPETE. Employee acknowledges that disclosure of any Confidential Information, breach of any of the non-competitive covenants or agreements contained herein or solicitation of the Company's customers or employees in violation of this Agreement will give rise to irreparable injury to Company or customers of Company. Accordingly, Company or, where appropriate, a customer or employee of the Company may seek and obtain injunctive relief against Employee for breach of the unauthorized disclosure of
Confidential Information. Employee agrees that in the event of termination of
Employment with Company, Employee will not obtain employment (as an employee, consultant or otherwise; directly or indirectly) in a business or business activities that are competitive with Company in Territory. In such event,
Employee further agrees Employee's experience and capabilities are such that
Employee can obtain employment in business activities which are of a different or non-competing nature with Employee's activities and duties as an employee of the Company; and that the enforcement of a remedy hereunder by way of injunction does not prevent Employee from earning a reasonable livelihood. Employee further agrees that the covenants contained herein are necessary for the protection of the Company's legitimate business interests and are reasonable in scope and content and such covenants are adequately supported by the consideration to
Employee hereunder.

Article 17.    SURVIVABILITY. The provisions of this Agreement relating to confidentiality, non-disclosure, non-competition and non-solicitation contained in the above numbered Articles 11, 12, 13, 14, 15, 16 and 20 (inclusive) shall survive the termination of employment unless such termination is caused by the
Company without just cause.

Article 18.    ENFORCEABLILITY. The provisions of the Agreement shall be
enforceable notwithstanding the existence of any claim or cause of action of
Employee against the Company whether predicated on this Agreement or otherwise.

Article 19.    WAIVER. The failure of either party to require the performance of any term or condition of this Agreement, or the waiver by either party of any breach of the Agreement shall not prevent a subsequent enforcement of any such term or any other term nor be deemed to be a waiver of any subsequent enforcement.

Article 20.    ASSIGNMENT. Employee recognizes the Company is contracting for his/her personal services and therefore Employee shall not assign any of his duties, and any attempted or purported assignment shall be null and void.
Notwithstanding the foregoing Employee may delegate certain of his responsibilities to subordinates employed by the Company, provided Employee shall have overall responsibility for the performance of such subordinates.

Article 21.    GOVERNING LAW. The Agreement shall be governed by and construed in accordance with, the laws of the State of Florida and the Parties agree to be personally bound by the decisions, rulings and/or judgments issued by the courts of the State of Florida.

Article 22.    ENTIRE AGREEMENT and NOTICES. This Agreement contains the
entire agreement of the Parties relating to the subject matter hereof. This
Agreement may be modified only by an instrument in writing signed by both
Parties. Any notice to be given under this Agreement shall be sufficient if it is in writing and is sent by certified mail to Employee at his/her residence address as the same appears on the books and records of the Company or to the
Company at its principal office, attention of the Board of Directors, or otherwise as directed by the Company, from time to time.

Article 23.    ARBITRATION. Any disputes under this Agreement shall be settled by arbitration before the American Arbitration Association in Orlando, Florida,
in accordance with the Commercial Rules then existing. Any judgment and/or award issued by such American Arbitration Association shall be binding upon the
Parties hereto and may be entered in any court of competent jurisdiction.

Article 24.    SCHEDULE of BENEFITS.

          Group Health Insurance for Employee and immediate family - including major medical, dental and vision - Paid by the Company

          Short and Long Term Disability Insurance - Paid by the Company

          401 K Plan (with employer and/or employer contributions per company policy)

          $ _____ (To Be Determined) Term Life Insurance policy on the life of
          Employee with ________________________________ as beneficiaries

Article 25.    INCENTIVE PROGRAMS. In addition to the compensation of Employee in Article 4, Company shall pay Employee a bonus in accordance with the following:

(insert performance numbers)

Article 26.    BUSINESS PLAN and PRO FORMAS. Attached hereto and made as part hereof as Exhibit 2 are a 3-Year Business Plan and Pro Formas for Company. In
order for Employee to be eligible for the Incentive Program in Article 25 above,
Company must meet the Pro Forma results set forth is said Exhibit, plus or minus
Ten Percent (10%).

Article 27.    SUPERCEDURE. This Agreement shall supercede any and all prior agreements between Employee and Company. Further, in the event of a conflict between this Agreement and the Company - Employee Handbook now in effect, this
Agreement shall control.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date first above written.

COMPANY:
Lucas Truck & Equipment Sales, Inc.

By:  _______________________________________________________
Roy Y. Salisbury
Its:  CEO

EMPLOYEE:
JOHN LUCAS

-----------------------------------------------------------
signature

                                                   EXHIBIT 1

                                              TS&B Holdings, Inc.

                                                Job Description

Job Title:                     President
Department:
Reports To:
FLSA Status:
Prepared By:
Prepared Date:
Approved By:
Approved Date:

Summary: Plans, develops, and establishes policies and objectives of business organization in accordance with Board directives and corporation charter by performing the following duties personally or through subordinate managers.

Essential Duties and Responsibilities: include the following. Other duties may be assigned.

Confers with company officials to plan business objectives, to develop organizational policies, to coordinate functions and operations between divisions and departments, and to establish responsibilities and procedures for attaining objectives.

Reviews activity reports and financial statements to determine progress and status in attaining objectives and revises objectives and plans in accordance with current conditions.

Directs and coordinates formulation of financial programs to provide funding for new or continuing operations to maximize returns on investments and to increase productivity.

Plans and develops industrial, labor, and public relations policies designed to improve company's image and relations with customers, employees, stockholders, and public.

Evaluates performance of executives for compliance with established policies and objectives of firm and contributions in attaining objectives.

Presides over Board of Directors.

Serves as chairman of committees such as management, executive, engineering, and sales.

Supervisory Responsibilities: Directly supervises _________ employees in the
_____________________ departments. Carries out supervisory responsibilities in accordance with the organization's policies and applicable laws.
Responsibilities include interviewing, hiring, and training employees; planning, assigning, and directing work; appraising performance; rewarding and disciplining employees; addressing complaints and resolving problems.

Qualifications: To perform this job successfully, an individual must be able to perform each essential duty satisfactorily. The requirements listed below are representative of the knowledge, skill, and/or ability required. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.

Education and/or Experience: Master's degree (M. A.) or equivalent; or four to ten years related experience and/or training; or equivalent combination of education and experience.

Language Skills: Ability to read, analyze and interpret general business periodicals, professional journals, technical procedures, or governmental regulations. Ability to write reports, business correspondence, and procedure manuals. Ability to effectively present information and respond to questions from groups of managers, clients, customers, and the general public.

Mathematical Skills: Ability to work with mathematical concepts such as probability and statistical inference, and fundamentals of plane and solid geometry and trigonometry. Ability to apply concepts such as fractions, percentages, ratios, and proportions to practical situations.

Reasoning Ability: Ability to solve practical problems and deal with a variety of concrete variables in situations where only limited standardization exists.
Ability to interpret a variety of instructions furnished in written, oral, diagram, or schedule form.

                                 Job Description

Job Title:              Chief Executive Officer
Department:
Reports To:
FLSA Status:
Prepared By:
Prepared Date:
Approved By:
Approved Date:

Summary: Manages and directs the organization toward its primary objectives, based on profit and return on capital, by performing the following duties personally or through subordinate managers.

Essential Duties and Responsibilities: include the following. Other duties may be assigned.

Plans, coordinates, and controls the daily operation of the organization through the organization's managers. Establishes current and long-range goals, objectives, plans and policies, subject to approval by the Board of Directors.

Dispenses advice, guidance, direction, and authorization to carry out major plans, standards and procedures, consistent with established policies and Board approval.

Meets with organization's other executives to ensure that operations are being executed in accordance with the organization's policies.

Oversees the adequacy and soundness of the organization's financial structure.

Reviews operating results of the organization, compares them to established objectives, and takes steps to ensure that appropriate measures are taken to correct unsatisfactory results.

Plans and directs all investigations and negotiations pertaining to mergers, joint ventures, the acquisition of businesses, or the sale of major assets with approval of the Board of Directors.

Establishes and maintains an effective system of communications throughout the organization.

Represents the organization with major customers, shareholders, the financial community, and the public.

Supervisory Responsibilities: Directly supervises _____ to ________ employees.
Carries out supervisory responsibilities in accordance with the organization's policies and applicable laws. Responsibilities include interviewing, hiring, and training employees; planning, assigning, and directing work; appraising performance; rewarding and disciplining employees; addressing complaints and resolving problems.

Qualifications: To perform this job successfully, an individual must be able to perform each essential duty satisfactorily. The requirements listed below are representative of the knowledge, skill, and/or ability required. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.

Education and/or Experience: Doctoral degree (Ph. D.) or equivalent; or more than 10 years related experience and/or training; or equivalent combination of education and experience.

Language Skills: Ability to read, analyze and interpret general business periodicals, professional journals, technical procedures, or governmental regulations. Ability to write reports, business correspondence, and procedure manuals. Ability to effectively present information and respond to questions from groups of managers, clients, customers, and the general public.

Mathematical Skills: Ability to work with mathematical concepts such as probability and statistical inference, and fundamentals of plane and solid geometry and trigonometry. Ability to apply concepts such as fractions, percentages, ratios, and proportions to practical situations.

Reasoning Ability: Ability to define problems, collect data, establish facts, and draw valid conclusions. Ability to interpret an extensive variety of technical instructions in mathematical or diagram form and deal with several abstract and concrete variables.

                                    EXHIBIT 2

3-YEAR BUSINESS PLAN and PRO FORMAS

                                    EXHIBIT C

[insert Options and other per Article 6(b)]

                                    EXHIBIT D

[insert Contract and Commitments in excess of $10,000.00 per Article 6(c)]

                                    EXHIBIT E

[insert suits, delinquencies or any other actions against Lucas Truck &
Equipment Sales, Inc. per Article 6(d)]

                                    EXHIBIT F

[insert accrued, unpaid or deferred compensation, etc. per Article 6(e)]

                                    EXHIBIT G

                          STANDARD TERMS AND CONDITIONS

Time. Time is of the essence in this Agreement and the transactions contemplated by it.

Good faith and fair dealing. The Parties agree this Agreement imposes an implied duty of good faith and fair dealing on all the respective obligations of the
Parties.

Headings. The headings of Articles and paragraphs contained in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

Obligations After Closing. The Parties shall after Closing assist and cooperate in good faith with each other in providing any and all information or documents necessary or reasonably required to fulfill their respective obligations under this Agreement.

Modification and Waiver. This Agreement constitutes the entire Agreement between the Parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the
Parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all of the Parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

Counterparts & Facsimile. This Agreement and Exhibit may be executed simultaneously in one or more counter-parts or by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Rights of Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties to it and their respective heirs, legal representatives, successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons not a party to this Agreement, nor shall any provision give any such third persons any right of subrogation or action over against any party to this
Agreement.

Assignment. The Parties shall not assign or transfer their respective obligations under this Agreement. This Agreement shall be binding on, and shall inure to the benefit of, the Parties to it and their respective heirs, legal representatives, successors, and any of their respective companies, subsidiaries, entities, agents, associates, partners, directors, officers, employees, and representatives.

Arbitration and Governing law. Any and all disputes, controversies or claims
(including any and all disputes, controversies, and claims between the Parties after Closing) arising out of or relating to this Agreement, or the making, performance, or interpretation thereof, including the issues of fraud, misrepresentation, rescission, reformation, revocation, or novation, shall be fully and finally settled by binding arbitration in accordance with the
Commercial Rules of the American Arbitration Association, then existing. The arbitration shall take place in Orlando, Florida and judgment on the arbitration award may be entered in any Court having jurisdiction over the subject matter of the controversy. The arbitrator(s) in deciding the case shall apply the commercial law of the State of Florida without regard to the doctrine of conflicts of law. The obligation of the Parties to submit to binding arbitration is their sole and exclusive remedy at law or equity and this obligation shall survive the Closing.

Costs. If legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default, or misrepresentation, in connection with any of the provisions of this
Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney's fees and other costs incurred, including expert witness fees, in that action or proceeding, in addition to any other relief to which it or they may be entitled.

Severability. To the extent any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable, such provision shall be deleted from this Agreement, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.

Force Majeure. No Party to this Agreement shall be responsible to the other
Party for nonperformance or delay in performance of the terms or conditions of this Agreement due to acts of God, acts of governments, war, riots, strikes, accidents in transportation, or other causes beyond the reasonable control of such Party.

Authority. Both Parties acknowledge that by execution of this Agreement they have the right, power, legal capacity, and authority to enter into, and perform their respective obligations under this Agreement, and no approvals or consents of any persons other than the Parties are necessary in connection with this
Agreement.

No Conflict with Prior Agreements. Both Parties acknowledge, warrant and agree that the execution of this Agreement, the consummation of the transactions contemplated herein, and compliance with the terms of this Agreement, do not and will not, conflict with, or constitute a default under any indenture, mortgage, deed of trust or other agreement (oral or written) or instrument to which the
Parties are now a party, or the articles, (and any amendments thereto) or bylaws of Parties, or any law, order, rule or regulations, injunction, or decree or any government agency or court, domestic or foreign, having jurisdiction over the
Parties or their respective businesses or properties.

Notices. Any notice or other communication in connection with this Agreement must be in writing and if by mail, by certified mail, return receipt requested, and shall be effective when delivered to the addressee at the address listed below or such other address as the addressee shall have specified in a notice actually received by the addressor.

If to:  SELLER                               If to:  TS&B Holdings, Inc.
        ATTN:  John Lucas                            ATTN:  C. Giannetto, Esq.
        Lucas Truck & Equipment Sales, Inc.          5703 Red Bug Lake Road
        5177 Crater Lake Highway                     Suite #226
        Medford, OR  97502                           Winter Springs, FL  32708
        fax:  (541) 774-1366                         fax (413) 254-4663